Exhibit 99.2
December 16, 2019

Contact:	Investor contact:
Media Relations	Emily Halverson
(206) 304-0008	Director, Investor Relations
newsroom@alaskaair.com	(206) 392-5908

Alaska Air Group reports November 2019 operational results

SEATTLE — Alaska Air Group, Inc. (NYSE: ALK) today reported November operational results on a consolidated basis, for its mainline operations operated by subsidiary Alaska Airlines, Inc. (Alaska) and for its regional flying operated by subsidiary Horizon Air Industries, Inc. (Horizon) and third-party regional carriers.

AIR GROUP
On a combined basis for all operations, Air Group reported a 1.2 percent decrease in traffic on a 2.3 percent increase in capacity compared to November 2018. Load factor decreased 2.9 pts to 81.2 percent.

The following table shows the operational results for November and year-to-date compared to the prior-year periods:

	November			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	3,704	3,676	0.8%	42,637	42,105	1.3%
Revenue passenger miles RPM (000,000) "traffic"	4,387	4,440	(1.2)%	51,126	50,184	1.9%
Available seat miles ASM (000,000) "capacity"	5,403	5,281	2.3%	60,936	59,874	1.8%
Passenger load factor	81.2%	84.1%	(2.9) pts	83.9%	83.8%	0.1 pts

MAINLINE
Mainline reported a 1.7 percent decrease in traffic on a 1.9 percent increase in capacity compared to November 2018. Load factor decreased 2.9 pts to 81.5 percent. Mainline also reported 83.5 percent of its flights arrived on time in November 2019, compared to 80.8 percent reported in November 2018.

The following table shows mainline operational results for November and year-to-date compared to the prior-year periods:

	November			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	2,790	2,813	(0.8)%	32,459	32,808	(1.1)%
RPMs (000,000)	3,943	4,011	(1.7)%	45,998	45,745	0.6%
ASMs (000,000)	4,841	4,752	1.9%	54,588	54,302	0.5%
Passenger load factor	81.5%	84.4%	(2.9) pts	84.3%	84.2%	0.1 pts
On-time arrivals as reported to U.S. DOT	83.5%	80.8%	2.7 pts	80.9%	82.7%	(1.8) pts

REGIONAL
Regional traffic increased 3.5 percent on a 6.2 percent increase in capacity compared to November 2018. Load factor decreased 2.1 points to 79.0 percent. Alaska's regional partners also reported 84.0 percent of flights arrived on time in November 2019, compared to 78.6 percent in November 2018.

The following table shows regional operational results for November and year-to-date compared to the prior-year periods:

	November			Year-to-Date
	2019	2018	Change	2019	2018	Change
Revenue passengers (000)	914	863	5.9%	10,178	9,297	9.5%
RPMs (000,000)	444	429	3.5%	5,128	4,439	15.5%
ASMs (000,000)	562	529	6.2%	6,348	5,572	13.9%
Passenger load factor	79.0%	81.1%	(2.1) pts	80.8%	79.7%	1.1 pts
On-time arrivals as reported to U.S. DOT	84.0%	78.6%	5.4 pts	83.9%	83.4%	0.5 pts

Alaska Airlines and its regional partners fly 46 million guests a year to more than 115 destinations with an average of 1,300 daily flights across the United States and to Mexico, Canada and Costa Rica. With Alaska and Alaska Global Partners, guests can earn and redeem miles on flights to more than 800 destinations worldwide. Alaska Airlines ranked "Highest in Customer Satisfaction Among Traditional Carriers in North America" in the J.D. Power North America Airline Satisfaction Study for 12 consecutive years from 2008 to 2019. Learn about Alaska's award-winning service at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).

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